Exhibit 99.2

Q2 2004 Savient Pharmaceuticals, Inc. Earnings Conference Call
August 9, 2004

I. SPEAKER LIST

Corporate:
Gwen Harning; Savient Pharmaceuticals Inc.
Christopher Clement; Savient Pharmaceuticals Inc.; Chairman and CEO

All other participants:
Jason Aria, Analyst
Tim Dodd, Credit Suisse First Boston, Analyst

II. PRESENTATION:

Operator: Good morning and welcome to the Savient Pharmaceuticals second quarter earnings release conference call. This call is being recorded.

At this time, I’d like to turn the call over to Gwen Harning. Please go ahead, ma’am.

Gwen Harning: Good morning. I am Gwen Harning of Savient Pharmaceuticals, and I thank you for joining us today.

Before I introduce Mr. Clement, please bear with me as I provide the requisite Safe Harbor statement.

Statements in this discussion concerning our business outlook or future economic performance, product developments, anticipated profitability, revenues, expenses, earnings, or other financial items, and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements” as that term is defined under the Federal Securities laws.

Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, the timing of the introduction of a generic version of Oxandrin, changes and delays in product development plans and schedules, development, introduction or consumer acceptance of competing products, customer acceptance of new products, changes in pricing or other actions by competitors, patents owned or licensed by us and our competitors, and general economic conditions, as well as other risks detailed in our filings with the Securities and Exchange Commission.

I would now like to introduce Christopher Clement, Chairman and Chief Executive Officer of Savient Pharmaceuticals.

Christopher Clement: Good day to all, and thank you for joining us. As you know, in July we announced a major revision to our strategic business plan. I’d like to briefly outline for you the rationale for that change. In looking at our market performance we believe we are not realizing full value for our assets, so it necessitated a thorough review of our business.

In addition, our current business is likely to face revenue risk if Oxandrin is genericized. We believe very strongly in the potential of our pipeline, Prosaptide for neuropathic pain and Puricase for severe, refractory gout, and thus our primary focus going forward will be on dedicating the resources necessary to bring these compounds, which address unmet medical needs, to the market as quickly as possible.

As a means of supplementing our late stage clinical pipeline, we will also dedicate the necessary resources to an active in-licensing program to access and develop novel clinical stage compounds.

The full funding of our pipeline and the resources necessary to support an aggressive business development program will require the divestment of assets that are not consistent with our revised strategic plan.

After a thorough evaluation of all of our assets, our intention is to divest our subsidiary Bio-technology General Israel Ltd., which would include our manufacturing site, offices and the products that are manufactured there.

So why BTG-Israel?

Number one. The products manufactured in Israel are all marketed by partners and their revenue streams can be valued as part of the sale.

Number two. None of the products we currently market ourselves are biologics and we no longer have a basic research program in biologics. Thus our new facility in Be’er Tuvia will have excess capacity, which could be better utilized by other companies already heavily invested in the biologics field.

Rosemont will remain an important contributor to the company and we fully expect its value and contribution to increase as we enter the US market, which we hope will occur late next year.

Rosemont continues to perform as expected and the modifications to the manufacturing plant remain on schedule for an approval that we hope will occur later this year, at which point we will file our first US submission.

A recently completed study of the US market finds commercial opportunities for oral liquid pharmaceuticals across the long-term care, hospital and retail market segments.

So a sale of our Israeli business along with the earnings contributions from Rosemont and other commercial operations will fuel the late stage development of our pipeline.

Let me turn to a discussion of our Q2 results. Given our current business outlook, where I mentioned earlier, we are at revenue risk with Oxandrin, and the change in our strategy, we recognize certain non-recurring, non-cash expenses in the second quarter, which adversely have impacted our results for the three and six months ended June 30, 2004.

Accordingly, we’ve created a valuation allowance of $16.3 million against deferred tax assets given the uncertainty that we will be able to apply these assets against anticipated future income.

We also wrote down our investment in the huperzine A project, which we decided to terminate after completing a critical review and analysis of this opportunity. I think it’s important to emphasize the considerable impact of these non-cash, non-recurring items on our results, which, combined with other non-recurring items, accounted for approximately 75% of our net loss in the second quarter.

In addition, our expenses and results for the period were negatively impacted by a one-time retirement payment to our former CEO.

While these were the major factors that impacted our results for the quarter, other factors also contributed; total revenues were $17.6 million compared to $30.9 million in the three months ended June 30th, 2003, with the revenue decline due primarily to lower product sales.

Net product sales were $14.3 million compared to $28 million in the second quarter of 2003. Following changes in the structure of our sales force, Oxandrin prescriptions grew 3% from the first to the second quarter of 2004, with the growth primarily from the oncology sector.

However, the net Oxandrin sales actually realized do not reflect this because of provision for the return of goods; increased purchases of Oxandrin by wholesalers in the first quarter of 2004 in anticipation of a price increase and lower purchases by wholesalers in the second quarter of 2004, as inventories were reduced to below their historical level in anticipation of a generic entry.

Other factors negatively impacting our total product sales were, the previously announced reintroduction of a generic testosterone product into the market in March 2004 that competes with Delatestryl, and lower sales of human growth hormone and BioLon.

On the plus side, these were partially offset by a 35% increase in sales of oral liquid pharmaceutical products or a 20% increase as measured in pounds sterling.

I’d like to clarify my comment regarding provision for product returns for Oxandrin and its impact on sales. Our Oxandrin 2.5-milligram tablet has a five-year shelf life, and our 10- milligram Oxandrin tablet currently has a two-year shelf life.

Historically, we’ve experienced virtually no product returns but based on the return of some expiring 2.5- milligram tablets in the second quarter and anticipated returns of expiring 10- milligram product, we recorded a corresponding provision for product returns, which affected our net sales of Oxandrin.

Turning now to our expenses, operating expenses were $32.3 million, compared to $27.3 million in the second quarter of 2003. Cost of sales represented 53% of product sales, compared to 19% in the corresponding 2003 quarter, the increase being primarily due to costs associated with the operation of our new manufacturing facility in Israel. In the 2003 period, we capitalized comparable costs because the facility was not yet ready for its intended use.

Additionally, although much of the operating costs of the facility in the first half of 2004 relate to process validation and other qualification activities rather than manufacture of products for commercial sale, depreciation of the facility began in the first quarter of 2004. So we’ve seen depreciation effect without corresponding revenues from product sales.

Including the effect of the non-cash and non-recurring items, we recorded a net loss of $31.9 million, or 53 cents per diluted share, compared to net income of $2.5 million, or 4 cents per diluted share in the second quarter of 2003.

Our cash, cash equivalents and short-term investments were $26.4 million at June 30th, 2004, compared to $22.8 million at December 31st, 2003. Our total debt outstanding at June 30, 2004 was $9.4 million.

Before taking your questions, I’d like to provide a brief update on recent events, and return for a few minutes to a discussion of our new strategic direction. Just last week, we received a favorable ruling in the patent litigation relating to our human growth hormone product, which is FDA approved.

We’re delighted at the court decision and look forward to the launch of the product by Teva later this year under the Tev-Tropin label. We have every confidence in Teva’s ability to establish a significant presence in the US pediatric human growth hormone market, which today is close to $500 million and currently growing at an annual rate of 12%.

As to the pending US approval of Nuflexxa, our sodium hyaluronate product for the treatment of knee pain due to osteoarthritis, as we’ve previously disclosed, an approvable letter from the FDA has been issued subject to a satisfactory inspection of our manufacturing facility and approval of labeling.

I’m pleased to report that we’re making progress with the final steps toward FDA approval and look forward to communicating further developments as they occur. Our product is approved in Europe and we are presently seeking a marketing partner to optimize its European sales potential and planning for its introduction here in the United States. Both of these products would eventually be sourced out of our new manufacturing facility in Israel.

Let me now share with you now why we’re so excited about Prosaptide and Puricase, our drug candidates in clinical development. First, they’re both targeting disease areas of significant unmet medical need, and second, they’re both advancing through Phase II clinical trials.

Prosaptide, as you know, is our nerve growth factor to treat neuropathic pain. According to a recent study by Decision Resources, Inc., neuropathic pain is one of the largest commercial opportunities among all therapeutic classes, cutting across a number of neuropathic pain areas from HIV to diabetes to cancer to other pain syndromes.

Available treatments offer modest relief, so there is a tremendous need for new therapies. To give you a sense of the market potential here, Neurontin, a drug approved for epilepsy, is the most widely prescribed therapy for neuropathic pain, with annual sales in this area estimated at over $1.5 billion.

Unlike Neurontin and other compounds in development, Prosaptide does not appear to have their central nervous system side effects. Therefore, we believe, if effective in treating neuropathic pain, Prosaptide could be a unique product entry in this market, with an improved side effect profile. If Prosaptide becomes a new and superior class of therapy for neuropathic pain, it should be able to generate revenues in the hundreds of millions of dollars. Our goal is to complete this study in the first half of 2005.

However, we also believe that Prosaptide is a potential platform molecule that could address the symptoms of pain associated with neuropathy as well as – if our pre-clinical data from animal studies is borne out in human clinical trials – perhaps the underlying neurodegeneration itself.

Let’s talk about Puricase. This is uricase enzyme targeting severe gout patients who are refractory to other therapies. This is an orphan indication so the patient population is small. However, there are no other available therapies, so we think we can capture a significant portion of this market.

Beyond this orphan indication, we also believe there is upside, subject to successful completion of additional clinical studies for Puricase as a potential treatment of gout in symptomatic patients to normalize high serum levels of uric acid, which would significantly expand the market for this exciting drug. Our goal is to complete the Phase II study and reach a go-no-go decision toward the end of this year or early next year.

In conclusion, I am sure you can see why we’re so excited about all of the potential I have presented to you. The strength of our development program justifies our enthusiasm for the future of Savient moving forward.

Through a revision of our strategic plan and a focus on the key assets and priorities of the company, we’ve taken the necessary steps to position Savient for the future. I look forward to sharing with you new developments related to our business during the course of this year as they evolve.

I will now be pleased to take your questions at this time.

III. Question and Answer Session:

Operator: The question-and-answer session will be conducted electronically. If you’d like to ask a question today, please do so by pressing the “star” key followed by the digit “one” on your touchtone telephone. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We’ll proceed in the order that you signal as and take as many questions as time permits.

Again, that is “star” “one” to ask a question or make a comment. Additionally, if you find that your question has been answered, you may remove yourself from the queue by pressing the “pound” key.

We’ll take our first question from Jason Aria (ph).

Unidentified Speaker: Hello, Jason.

Operator: One moment please. Mr. Aria, your line is open

Jason Aria: Thank you. Chris.

Christopher Clement: Hi, Jason

Jason Aria: Hi. Question on the HGH sales, when do you expect Teva to begin the sales and can you give us an idea of what your sales projection would be?

Christopher Clement: Jason, we fully expect that Teva will launching into the market later this year. I’m not in a position at this point to give you specific details about sales projection, although, you know, as I mentioned during the discussion here that this is a market that’s 500 million and growing at double-digit growth per year.

Jason Aria: And can you just give us a competitive landscape of the class and can you just give us what your relationship with Teva is on the product again?

Christopher Clement: OK. Well, Teva as you know will do the actual – they will do the actual marketing of the product. We will supply them with finished goods. And there are about five or so competitors in the marketplace now, although, you know, I think given the strength of Teva from a marketing and sales perspective, we fully expect them to compete very effectively with the other competitors.

Jason Aria: One more question, and where is the growth in hGH coming from?

Christopher Clement: I’m not sure. I understand your question, I mean...

Jason Aria: I mean the growth is so dramatic, can you give us a – just the profile of the patient population and why the phase of growth is so high?

Christopher Clement: Well, yes, I mean, first of all, the market has historically – have historically been a fairly solid market growing at fairly standard rates, but there has been recently and I believe that was last – year sometime, there was an expanded indication for short statured children.

So on the basis of that ruling that came out but expanded Lily’s use of the product, that’s when the growth rate really started to increase. I think there is also a future belief going-forward, that – we would see this market continues to grow, people believe that will also be used eventually in the adult population. But I think right now, we’re seeing the primary growth coming from this expanded use in the pediatric population.

Jason Aria: Great. And Chris, last question relating to this, obviously, the company was in discussions with Teva a year or so on a broader strategic opportunity, does – this ruling potentially put back, back on the table and while you’ve addressed the new strategic direction for the company that was prior to this ruling, might this ruling, affect that at all?

Christopher Clement: No, Jason. I mean this agreement with Teva has been in place for some period of time. So, this is not a new arrangement and we – fully expect be very good partners with Teva here on getting the Tev-Tropin into the market – US market as quickly as possible.

Jason Aria: OK. Thank you, Chris.

Christopher Clement: Thanks, Jason.

Operator: Mr. Dodd your line is open.

Tim Dodd: Yes. Hello. This is Tim Dodd from Credit Suisse. I had a question regarding the compensation arrangement with Teva on this growth hormone and could you give us the breakdown as to the relationship there percentage wise and your plan on marketing that as a generic or a branded generic?

Christopher Clement: Well, the products will be – finished products, as I mentioned, will be provided to Teva under the trade name “Tev-Tropin” and relative to Teva’s specific marketing plans and strategy, you would have to check with Teva. Relative to our arrangement with them, we have a royalty-bearing arrangement with them, which is a solid double-digit type of royalty.

Tim Dodd: Have you all disclosed that specific number?

Christopher Clement: No, we have not.

Tim Dodd: OK. And at this point you are saying that you do not know whether this is going to be marketed as a generic or a branded generic because it’s up to Teva?

Christopher Clement: Yes. I would say that – right, I mean we are providing them with a product and it’s in Teva’s decision as to how they will market and sell this product.

Tim Dodd: OK. All right. Thank you.

Christopher Clement: Thank you.

Operator: Once again, it is “star”, “one” to ask a question or make a comment. This time it appears there are no further questions. Mr. Clement please go ahead.

Christopher Clement: OK. Well, I would like to certainly thank everybody who participated in this conference call this morning, and as I mentioned earlier as further developments warrant, we will continue to communicate with you as those events evolve. Thank you very much everyone.

Have a very nice day.

Operator: That concludes today’s conference. If you wish to access the replay for this call, you may do so by dialing 1-888-203-1112 or 719-457-0820 with the pass-code of 280629.

Once again, this concludes our conference call today.

Thank you for your participation and have a great day.

You may now disconnect your line.

This transcript contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this transcript regarding the Company’s strategy, expected future financial position, results of operations, cash flows, financing plans, discovery and development of products, strategic alliances, competitive position, plans and objectives of management are forward-looking statements. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will” and other similar expressions help identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, the statements regarding the Company’s new strategic direction and its potential effects on the Company’s business are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company’s business and the biopharmaceutical and specialty pharmaceutical industries in which the Company operates. Such risks and uncertainties include, but are not limited to, delay or failure in developing Prosaptide, Puricase and other product candidates; difficulties of expanding the Company’s product portfolio through in-licensing; disruption of management and costs associated with the divestiture of the Company’s operations in Israel; introduction of generic competition for Oxandrin; fluctuations in buying patterns of wholesalers; potential future returns of Oxandrin or other products; difficulties in obtaining financing; potential development of alternative technologies or more effective products by competitors; reliance on third-parties to manufacture, market and distribute many of the Company’s products; economic, political and other risks associated with foreign operations; risks of maintaining protection for the Company’s intellectual property; risks of an adverse determination in on-going or future intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical and specialty pharmaceutical industries. The Company may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements, and you should not place undue reliance on the Company’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes. The Company’s forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that the Company may make. The Company does not assume any obligation to update any forward-looking statements.